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                                                                October 12, 2000

                DRESDNER RCM GLOBAL STRATEGIC INCOME FUND, INC.
                            FOUR EMBARCADERO CENTER
                      SAN FRANCISCO, CALIFORNIA 94111-4189

Dear Stockholder:

    By now you should have received the Fund's proxy materials for the upcoming Annual Meeting of Stockholders scheduled to be held on October 26, 2000. In these materials, among other things, your Board of Directors is asking you to use the WHITE proxy card to:

    - Vote "FOR" the reelection of three experienced and highly qualified directors, G. William Miller, Leonard T. Hinde and the Earl of Limerick; and

    - Vote "AGAINST" the non-binding shareholder proposal submitted by Phillip Goldstein, recommending the conversion of the Fund to an open-end structure.

    It has recently come to our attention that Phillip Goldstein has mailed his own proxy solicitation materials in an attempt to replace Messrs. Miller, Hinde and Limerick with his own slate of directors in an effort to assist him in his pursuit of converting the Fund to an open-end structure.

    THE BOARD OF DIRECTORS UNANIMOUSLY OPPOSES BOTH MR. GOLDSTEIN'S ATTEMPT TO PLACE HIMSELF AND TWO OF HIS COLLEAGUES ON YOUR FUND'S BOARD AND HIS PROPOSAL TO RECOMMEND CONVERSION OF THE FUND TO AN OPEN-END STRUCTURE. WE RECOMMEND THAT ALL STOCKHOLDERS VOICE THEIR OPPOSITION TO THESE TWO PROPOSALS BY SIGNING AND DATING THE ENCLOSED WHITE PROXY CARD AND MAILING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. DO NOT SIGN OR RETURN ANY GREEN CARD YOU MAY RECEIVE FROM PHILLIP GOLDSTEIN, EVEN AS A PROTEST VOTE AGAINST MR. GOLDSTEIN. IF YOU HAVE ALREADY RETURNED A GREEN CARD, YOU MAY REVOKE THAT PROXY BY SIGNING, DATING, AND RETURNING THE ENCLOSED WHITE PROXY CARD.

    If stockholders are not already familiar with Mr. Goldstein, your Board of Directors would like to take this opportunity to provide you with information on who he is and what he is trying to accomplish through the advancement of his proposals. Mr. Goldstein is president of Opportunity Partners, L.P., a private investment partnership. Mr. Goldstein is known in the closed-end fund industry as an activist who targets closed-end funds with discounts and tries to force them to open-end. His primary investment objective is to profit when a fund's discount narrows. Consequently, Mr. Goldstein's financial interests are not aligned with the financial interests of long-term stockholders who seek the stable and high current income the Fund provides.

    Mr. Goldstein's proxy materials advance several arguments as to why his proposals deserve your support. In response, we offer the following:

    - Mr. Goldstein and his slate of director nominees seek election to the Board because they believe that the current Board has not been responsive to stockholder concerns. As you know by now, this couldn't be further from the truth. The current Board determined and executed the significant mandate changes made to the Fund this past year. These changes directly led to:

      (a) a substantial increase in income;

      (b) an increase of 50% in the dividend rate;

      (c) a decline from approximately 22% to approximately 7% in the Fund's discount from the implementation of the new mandate through October 13, 2000; and

      (d) an increase in the share price of about 12% for the same period.
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    - Mr. Goldstein is singularly focused on discount reduction. Although the discount issue would disappear if the Fund were to open-end, the value of the assets to stockholders wishing to remain invested in the Fund would be substantially impaired. The Fund would be hard-pressed to meet its primary investment objective of delivering high current income and the Fund's total expense ratio would increase significantly if there were to be significant redemptions. Each of these points is explained in greater detail in the Fund's proxy materials. Suffice it to say that if Mr. Goldstein got his way, stockholders who wish to remain invested in the Fund would suffer both lower income and a higher expense ratio.

    - We also have serious concerns about the qualifications of Mr. Goldstein's director candidates. Based on the information in Mr. Goldstein's proxy materials, his candidates have extremely limited experience as directors on investment company boards and no experience whatsoever with the global fixed income markets. On the other hand, the current Board members up for election have served on the Board of the Fund since its inception or shortly thereafter and collectively have a wealth of financial market and other board experience. For example, Mr. Hinde is a former Advisor to the Reserve Bank of Australia and Mr. Miller is a former Chairman of the Board of Governors of the United States Federal Reserve and a former Secretary of the Treasury under President Carter. Mr. Limerick has spent many years in the financial services industry, and currently serves as Chairman of the Board of Pirelli UK plc. Further biographical information on all of the current directors is located on pages 3-6 of the Fund's proxy statement.

    - Mr. Goldstein claims that your Board of Directors has "forgotten its commitment to keep the discount in check" and furthermore "refuses to do anything regardless of what shareholders want". We believe the action the Board took this past year demonstrates the Board's commitment to the Fund and its stockholders. The results of the Board's proactive recommendations are self evident -- increased income, increased stock price, and a greatly reduced discount. As a result, we believe the Fund has been well situated to meet its primary investment objective of delivering high current income. We do not agree with Mr. Goldstein that the Fund should open-end because to do so would frustrate all these favorable developments for the future. We believe that a vote in favor of Mr. Goldstein's non-binding proposal and slate of unqualified directors would be a vote to disregard the major successes achieved by your Board of Directors and would send the Fund in the wrong direction for maximizing stockholder value over the long term.

The Board of Directors strongly recommends that you vote AGAINST
Mr. Goldstein's proposals and requests that you sign, date and return the enclosed WHITE proxy card in the enclosed postage-paid return envelope. Should you have any questions or need any assistance, please call the Fund's proxy solicitor, Georgeson Shareholder Communications, Inc., toll-free at (800) 223-2064.

Thank you for your time and consideration.

Sincerely,

/s/ SIR ROBERT COTTON                        /s/ LUKE KNECHT
Sir Robert Cotton                            Luke Knecht
CHAIRMAN                                     PRESIDENT
On behalf of the entire Board of Directors